Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

INSPIRE MEDICAL SYSTEMS, INC.

I, Timothy P. Herbert, the President of Inspire Medical Systems, Inc., a Delaware corporation, do hereby certify that by resolutions in lieu of special meetings of the stockholders and directors of said corporation effective as of February 21, 2017, the following resolutions were adopted in writing by the stockholders and directors, pursuant to Section 242 of Delaware General Corporation Law:

RESOLVED, that paragraph A of Article Fourth of the Sixth Amended and Restated Certificate of Incorporation of this corporation shall be amended to read as follows:

A.                                    Authorized Shares.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The aggregate number of shares that the Corporation shall have authority to issue is One Hundred Eighty-Six Million Eight Hundred Ninety-Four Thousand Six Hundred Twenty (186,894,620) shares of which One Hundred Ten Million (110,000,000) shall be Common Stock, par value of $0.001 per share (the “Common Stock”), and Seventy-Six Million Eight Hundred Ninety-Four Thousand Six Hundred Twenty (76,894,620) of which shall be Preferred Stock, par value of $0.001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into series from time to time.  The first series shall consist of Five Million Three Hundred Seventy Five Thousand Five Hundred Seven (5,375,507) shares and shall be designated the “Series A Preferred”.  The second series shall consist of Eight Million Seven Hundred Six Thousand Nine Hundred Nine (8,706,909) shares and shall be designated the “Series B Preferred”.  The third series shall consist of Fourteen Million Ninety-One Thousand Five Hundred Eighty-Nine (14,091,589) shares and shall be designated the “Series C Preferred”.  The fourth series shall consist of Five Million Six Hundred Eighty-Three Thousand Two Hundred Ninety-Two (5,683,292) shares and shall be designated the “Series D Preferred”.  The fifth series shall consist of Fifteen Million Three Hundred Seventy-Three Thousand Ninety-One (15,373,091) shares and shall be designated the “Series E Preferred”. The sixth series shall consist of Twenty-Seven Million Six Hundred Sixty-Four Thousand Two Hundred Thirty-Two (27,664,232) shares and shall be designated the “Series F Preferred”.

RESOLVED FURTHER, that section 3(a) of paragraph B of Article Fourth of the Sixth Amended and Restated Certificate of Incorporation of this corporation shall be amended to read as follows:

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price, Series E Original Issue Price, or Series F Original Issue Price, as the case may be, by the applicable Conversion Price for such series.  The “Conversion Price” for (i) the Series A Preferred shall initially be the Series A Original Issue Price, (ii) the Series B Preferred shall initially be $1.49, (iii) the Series C Preferred shall initially be the Series C Original Issue Price, (iv) the Series D Preferred shall initially be the Series D Original Issue Price, (v) the Series E Preferred shall initially be $2.28, and the Series F Preferred shall initially be the Series F Original Issue Price, and the Conversion Price shall be subject to adjustment as provided for in this Section 3.  The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” of such Preferred Stock.  Upon any decrease or increase in the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred as described in this Section 3, the Conversion Rate for such series shall be appropriately increased or decreased.

RESOLVED FURTHER, that the definition of “Original Issue Date” with respect to the Series F Preferred is hereby amended to be the date of the “Secondary Closing” under the Series F Preferred Stock Purchase Agreement pursuant to which the Series F Preferred was first issued.

RESOLVED FURTHER, that the President of this corporation is authorized and directed to make and execute a Certificate of Amendment embracing the foregoing resolution and to cause such Certificate of Amendment to be filed for record in the manner required by law.

IN WITNESS WHEREOF, I have hereto set my hand this 21st day of February, 2017.

/s/ Timothy P. Herbert
Timothy P. Herbert, President